Exhibit 99.1

DATE:	6/2/2015

TO:	HILTON H. HOWELL, CHAIRMAN OF BOARD
ATLANTIC AMERICAN INSURANCE COMPANIES

COPIES TO:	2014-15 MEMBERS OF THE BOARD
ATLANTIC AMERICAN INSURANCE COMPANIES
JOHN SAMPLE, CFO
ATLANTIC AMERICAN INSURANCE COMPANIES

FROM:	WILLIAM H. WHALEY, M.D. F.A.C.P.

Dear Hilton:

It is with heavy heart and great regret that I submit to you my resignation from the Board of Directors of Atlantic American Insurance Companies effective upon receipt of this letter. It was with humility and pride that I accepted Mack Robinson's suggestion that I join the Board of Rhodes Furniture Company greater than 30 years ago. Mack had served as my surrogate father and I was honored that he thought that I might have something to add. I carried on that honor when he moved me to the Board of Atlantic American. I asked him at the time what he wanted me to do. He indicated that I should be myself, speak my mind, and learn from the seasoned independent business savvy Board Members that were on those two Boards. He asked me to diligently represent the interests of the minority share holders. Over the last several years, I saw two of those seasoned directors resign their positions with the Board and I chose not to do so but to honor my commitment to Mack to represent the independent shareholders to the best of my ability. I was honored to serve as the chairman of the Compensation Committee and I took the responsibility seriously. I attended conferences held by the New York Stock Exchange in New York and regularly reviewed their correspondences and notices to compensation committee members. I was told that the Audit Committee commissioned a study by an outside group of consultants of issues that would overlap the purview and responsibility of the Compensation Committee. I sought advice from outside experts who assured me that any such work product could influence the work of the Compensation Committee. In my role as Chairman, I repeatedly requested of the Audit Committee Chairman and the outside counsel advising Atlantic American to allow me to review the findings of that outside survey. I was repeatedly denied access to the work product and was given minimal vague information regarding the contents of that study.

ATLANTA AND NORTH GEORGIA:	MACON AND CENTRAL GEORGIA:	ATHENS:
1835 Savoy Drive	308 Coliseum Drive	125 King Avenue
Suite 300	Suite 120	2nd Floor, Suite 200
Atlanta, Georgia 30341	Macon, Georgia 31217	Athens, Georgia 30606
Phone: (770) 496-9400	Phone: (478) 745-6130	Phone: (706) 369-4478
Fax: (770) 496-9495	Fax: (478) 745-4443	Fax: (706) 353-6639

www.gacancer.com

Subsequent events have led to a situation where 75% of the long term outside Directors of the Corporation have or are being separated from the Board and those outside Directors represent two-thirds of the Compensation Committee and two-thirds of the Audit Committee. I therefore believe that I am powerless to do the due diligence work of the Chairman of the Compensation Committee with these obstacles.. Therefore, I see no alternative than to resign from the Board effective with your receipt via email of this letter. I will mail a hard copy to you and the other members of the Board immediately.

I have enjoyed my many years of service as the Medical Director of Bankers. I believe that I have done everything expected of me and I would like to continue in that role. I would actually like to increase the involvement with the medical director professional organizations as I told you several years ago. I believe I can help the Company and play an active role in Company success in this way.

I wish you and the Company and the Robinson family continued success with the Company. I remain a substantial share holder and will certainly be interested in the Company’s progress.

Sincerely,

William H. Whaley, M.D., F.A.C.P.